CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medicure Inc.

We consent to the use of our:

(a)

report of independent registered public accounting firm dated June 30, 2005, except as to Note 10, which is as of August 19, 2005, on the consolidated balance sheets of Medicure Inc. (a Development Stage Enterprise) as at May 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended May 31, 2005 and for the cumulative period from inception on September 15, 1997 to May 31, 2005, incorporated by reference herein; and

(b)

report of independent registered public accounting firm dated June 30, 2005, except as to Note 10, which is as of August 19, 2005, on the supplemental note entitled “Item 18 – Reconciliation with United States Generally Accepted Accounting Principles” included herein.

Signed “KPMG LLP”

Chartered Accountants

Winnipeg, Canada
May 24, 2006